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                                                                    Exhibit 10.1


                                 PROMISSORY NOTE


$185,997.19                                               Natick, Massachusetts
                                                          June 3, 1998



FOR VALUE RECEIVED, Robert F. Angelo, whose address is 2 Southwest Circle, Sudbury, MA 01776 ("Maker") promises to pay to the order of SystemSoft Corporation, whose address is One Innovation Drive Natick, MA 01760 ("Payee"), the sum of One Hundred Eighty Five Thousand Nine Hundred Ninety Seven Dollars and Nineteen Cents ($185,997.19) together with interest on the unpaid principal balance at the rate of five percent (5%) simple interest per annum. The principal and interest amount of $195,297.04 shall be due and payable on or before June 3, 1999.

1.       Security Interest and Prepayment

Maker grants Payee a security interest in the net proceeds from the sale of all Incentive Stock Options and Non-Qualified Stock Options granted to Maker by Payee under Payee's 1994 Omnibus Stock Option Plan until the principal and interest is paid in full. This Note may be prepaid at any time, in whole or in part.

2.       Payment.

Payment of principal shall be made at the address of Payee, or a any other place Payee designates in writing from time to time, and shall be in lawful money of the United States of America.

3.       Acceleration of Payment.

The entire principal amount hereof shall immediately become due and payable (without demand for payment, notice of nonpayment, presentment, notice of dishonor, protest, notice of protest, or any other notice or demand, all of which Maker hereby waives) if:

         a.       Maker, for any reason, ceases to be an employee of Payee.

         b. Maker suspends payment of his obligations, or admits in writing its inability to pay its debts generally as they become due.

4.       Costs of Collection.




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         If Maker fails to make timely the payments required hereby, Maker shall pay all cost of collection when incurred including, without limitation, attorneys' fees and expenses and court costs. Such costs will be added to the balance of principal and interest then due.

5.       Failure or Delay Non-waiver.

         Failure of the holder hereof to assert any right contained herein, or delay in asserting any such right, shall not be deemed a waiver of that right.

6.       Waiver of Defense on Transfer.

         If this Note is transferred, assigned or pledged, Maker waives, as against the transferee, assignee or pledgee, all defenses and counterclaims of every kind and description that Maker may have against Payee.

7.       Waiver of Procedural Defenses.

         Maker waives demand for payment, notice of nonpayment, presentment, notice of dishonor, protest, notice of protest, or any other notice or demand in connection with this Promissory Note.

8.       Modifications.

         The Promissory Note may not be changed, modified or amended, or terminated, nor may any of its provisions be waived, except by an agreement in writing signed by the party against whom enforcement thereof is sought.

9.       Choice of Law.

         This Promissory Note shall be govern by and construed in accordance with the laws of the Commonwealth of Massachusetts.

10.      Promises Binding.

         This Promissory Note shall be binding upon Maker and Maker's successors, and assigns.




/s/ Robert F. Angelo
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Robert F. Angelo